CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated May 18, 2011, relating to the financial statements and financial highlights which appear in the March 31, 2011 Annual Reports to Shareholders of Old Mutual Barrow Hanley Core Bond Fund, Old Mutual Dwight Short Term Fixed Income Fund, Old Mutual Dwight Intermediate Fixed Income Fund (three of the funds constituting Old Mutual Funds II) which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the heading "Auditor" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
November 30, 2011